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                                                                   EXHIBIT 3.3

                             ARTICLES OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

                                       OF

                              MAXXIM MEDICAL, INC.

                                     *****


     PURSUANT to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation (the "Corporation") adopted the following Articles of Amendment to its Articles of Incorporation:

                                  ARTICLE ONE

     The name of the Corporation is Maxxim Medical, Inc.

                                  ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on March 15, 1996:

     SECTION 1 OF ARTICLE IV of the Articles of Incorporation of the Corporation is amended in its entirety so that, as amended, SECTION 1 of ARTICLE IV shall be and read as follows:

                                  "ARTICLE IV
                                 Capital Stock

          Section 1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 divided into classes as follows: (i) 10,000,000 shares of Preferred Stock, $1.00 par value each (hereinafter referred to as "Preferred Stock"), and (ii) 40,000,000 shares of Common Stock, $0.001 par value each (hereinafter referred to as "Common Stock")."

                                 ARTICLE THREE

     The number of shares of the Corporation outstanding at the time of such adoption was 8,069,847 shares of common stock, $0.001 par value per share ("Common Stock"), and the number of shares entitled to vote thereon was 8,069,847 shares of Common Stock.

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                                  ARTICLE FOUR

     The number of shares of Common Stock voted for such amendment was 7,004,397; and the number of shares of Common Stock voting against such amendment was 215,776.

                                  ARTICLE FIVE

     This amendment does not provide for a reclassification or exchange of issued shares of the Corporation's capital stock.

                                  ARTICLE SIX

     This amendment effects no change in the amount of stated capital of the Corporation.

     DATED: March 15, 1996.


                                     MAXXIM MEDICAL, INC.


                                     By: /s/ Kenneth Davidson
                                        ---------------------------------
                                        Kenneth Davidson, Chairman of the Board
                                        President and Chief Executive Officer